Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

May/June 2014

From the president

Near-record net income, but for bittersweet reasons

While, as you will read in Dave Finke's comments on Page 2, Homeland Energy has enjoyed near-record net income in the first quarter, and the positive financial results continue into the second quarter, the reasons for that record are not entirely positive.

Two key components — increased demand and reduced supply — were both impacted through the winter months by the railroad industry's inability to move all of the freight on it's lines. This left fuel retailers, especially on the coasts, often short on ethanol stocks and willing to pay top dollar to meet their requirements. At the same time, some ethanol plants stopped or reduced production because they were unable to get shipments out on a timely manner, cutting overall supplies.

Conditions have now improved slightly and here at Homeland we haven't had to slow down significantly since February, but we are still sitting on more inventory than we would like.

From an input standpoint, after a late spring, it appears that planting is finally complete in the area around Homeland. We are hoping that 2014 will be a better year, following drought in 2012 and prevented planting due to spring rains in 2013.

—*Walter Wendland, CEO*

Annual meeting reviews ethanol's impact on ag

Approximately 275 Homeland Energy Solutions members were able to see just what an impact the ethanol industry has had on American agriculture during the company's annual membership meeting April 8.

CFO Dave Finke shared financial results for 2013, including a net income of $28,233,908 or $359.48 per share, of which $172.44 was taxable.

Plant Manager Kevin Howes also shared that in five years of production (since April 4, 2009), HES has produced 646 million gallons of denatured ethanol, 1.7 million tons of DDGS, and more than 78 million pounds of distillers corn oil, from 226 million bushels of corn.

Company President and CEO Walter Wendland outlined the current status of the industry, along with highlighting some of the following impacts:

- Corn prices which were below the cost of production from 1995 to 2006; have since exceeded the cost of production.
- Since 2000, the overall value of crops in the United States has increased 135%, the value of livestock increased 82%, and net farm income increased 158%.
- Government payments to farmers decreased from nearly $9 billion in 2006 to less than $3 billion since then.

Obviously, ethanol is good for American agriculture. But there are obstacles to maintaining that positive impact. The EPA's proposal for changes to the Renewable Fuel Standard for 2014 may reduce the required usage of renewable fuels, potentially raising pump prices by $7 million, shutting down ethanol plants, hurting corn prices and land values, and increasing gasoline pollution by as much as 5 million metric tons, according to Fuels America and ACE. The EPA's 2014 goal is expected to be announced sometime in June.

Another challenge facing the industry is to bring higher ethanol content fuels to the people and cars that can use them, by increasing outlets for E85 in the states with the most flex fuel cars and addressing roadblocks to the introduction of E15 across the country.

Also at the meeting, Mathew Driscoll was re-elected to the HES Board of Directors, with Randy Bruess elected to his first three-year term on the board.

Income Statement Summary

	2013	2012	2011	2010
Revenue	$400,211,785	$359,242,777	$419,312,560	$254,480,111
Gross Profit	31,453,619	3,178,041	40,146,487	15,168,885
Operating Income	28,073,153	419,143	37,382,118	12,970,571
Net Income	28,233,908	494,765	36,353,768	11,030,809
Net Income/unit	$359.48	$5.47	$401.94	$120.63
Distributions/unit	$131.00	$133.00	$79.00	$68.00
Taxable Income/unit	$172.44	$-	$139.27	$ -

First quarter among company's best; another distribution to members coming

During the first quarter of 2014, Homeland Energy Solutions, LLC (HES) produced and sold approximately 30 million gallons of ethanol, 83 thousand tons of distillers grains and 6 million pounds of corn oil. This type of plant performance combined with favorable operating margins to make the first three months of 2014 some of the most profitable in company history. Reported net profits thus far in 2014 are just shy of $14.7 million, or roughly $227.54 per outstanding share.

HES has made a conscientious effort to share the financial success of 2014 with its members in the form of distributions. A $150/unit distribution was declared to members as of March 19, 2014 and paid to shareholders shortly before the company's annual meeting. In addition, I am happy to announce that the HES Board of Directors recently declared a $52/unit distribution to members as of May 21, 2014. These funds will be paid to members May 30th.

Since inception, HES has now paid $613/unit in distributions. In terms of total dollars, I am proud to say that the company has been able to pay more than $46.8 million back to its members.

Highlights for the fiscal quarter are listed below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer
Homeland Energy Solutions

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

INCOME STATEMENT				
		Qtr Ended 03/31/14	Qtr Ended 03/31/13	Qtr Ended 03/31/12
Revenue	$	81,752,306	97,975,795	92,011,614
Cost of Goods Sold		66,312,455	94,817,826	89,644,605
Operating Expenses		1,002,759	717,414	772,408
Operating Income		14,437,092	2,440,555	1,594,601
Other Income (Expenses)		258,271	37,742	51,058
Net Income	$	14,695,363	2,478,297	1,645,659
Net Income Per Unit	$	227.54	27.40	18.20

BALANCE SHEET						
		3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Current Assets	$	70,822,389	56,456,056	31,975,247	42,690,536	22,1925,876
Property & Equipment		111,262,493	113,502,166	115,738,869	118,057,856	118,483,452
Other Assets		4,311,018	4,119,90	4,130,067	3,722,825	3,488,115
Total Assets	$	186,395,900	174,078,126	151,844,183	164,471,217	144,167,443
Current Liabilities	$	50,114,591	39,627,710	36,789,472	4,478,824	4,713,108
Long-term Liabilities		12,126,806	15,303,526	102,421	20,102,421	7,602,421
Total Members' Equity		124,154,503	119,146,890	114,952,290	139,889,972	131,851,914
Total Liabilities & Equity	$	186,395,900	174,078,126	151,844,183	164,471,217	144,167,443
Book Value per membership unit	$	1,922	1,845	1,780	1,547	1,458

Ethanol OK'd for export marketing fund support

Homeland Energy Solutions President and CEO Walter Wendland is one of eight people who will help guide development of ethanol's inclusion in the US Department of Agriculture's Market Access Programs. The industry was recently designated as an agricultural commodity, making it eligible for the MAP program through an affiliation with the US Grains Council.

Wendland is representing producers through the Renewable Fuels Association; other committee members include staff representative from RFA and Growth Energy and USDA staff. Members of the group were part of a recent trade mission to China, which along with places like India and Japan, could be substantial users of ethanol in the future.

"There is a lot of potential there, but it could take some time to break down the barriers," Wendland says. However, ethanol's low cost, along with increasing awareness in those countries of environmental concerns, makes it a suitable fuel to feed the growing demand.

Under MAP, the USDA's Foreign Agricultural Service partners with US agricultural trade associations, cooperatives, state regional trade groups and small businesses to share the costs of overseas marketing and promotional activities that help build commercial export markets for U.S. agricultural products and commodities.

Ethanol projects now also can be considered for USDA's Foreign Market Development Program, which focuses on trade servicing and trade capacity building by helping to create, expand and maintain long-term export markets for U.S. agricultural products.

Iowa enhances E15 credit for retailers

JOHNSTON, IOWA – The Iowa Renewable Fuels Association (IRFA) in May joined Iowa Governor Terry Branstad, Lt. Governor Kim Reynolds and several renewable fuels and agriculture industry leaders at POET Biorefining – Coon Rapids to celebrate the signing of Senate File 2344. This bill helps move Iowa's renewable fuels industry forward during a time of unprecedented federal policy uncertainty by extending the state's biodiesel production tax credit and enhancing the state's E15 retailer tax credit.

"I'm proud to sign this renewable fuels bill that received such wide, bipartisan support from the entire Iowa legislature and promotes E15, biodiesel and bio-butanol" stated Iowa Gov. Terry Branstad. "I have been a staunch supporter of protecting Iowa jobs and Iowa motorists' access to cleaner, locally-produced renewable fuels, and this bill does exactly that."

"Iowa is the number one renewable fuels producing state, and the Governor and I are happy to support legislation that helps continue this leadership," stated Lt. Gov. Kim Reynolds. "Renewable fuels like ethanol and biodiesel are a vital part of Iowa's economy, and S.F. 2344 will help ensure they continue to be for years to come."

"Today is a great day for Iowa's renewable fuels community," stated IRFA Policy Director Grant Menke. "We commend Gov. Branstad, Lt. Gov. Reynolds, and the entire Iowa legislature for standing beside renewable fuels, protecting Iowa jobs, and safeguarding consumer access to low-cost, homegrown biofuels. We also extend a sincere thank you to the 17 companies and organizations that worked together in support of S.F. 2344. The success of this bill was truly a team effort."

"Renewable fuels producers are currently facing unparalleled federal policy uncertainty, and S.F. 2344 helps to ensure Iowa preserves its biofuels leadership," stated IRFA Executive Director Monte Shaw. "Consumers deserve low-cost, clean-burning fueling options, and this legislation will help ensure that Iowa motorists can continue to benefit from competition at the pump, while also protecting Iowa biodiesel jobs."

With biofuels producers facing a precarious federal policy landscape, S.F. 2344 protects Iowa's renewable fuels industry by extending the state's biodiesel production tax credit that is set to expire at the end of this year, and enhancing the state's E15 retailer tax credit to help alleviate extra costs to Iowa retailers who want to offer E15 as a registered fuel during the summer driving season. The bill also updates Iowa Code to define biobutanol as a renewable fuel option for Iowans.



2779 Highway 24
Lawler, IA 52154
563-238-5555

HES team earns safety awards

Maintaining our "Freedom to Operate" is more than an expectation, it is a value within the entire HES team. If safety and environmental compliance is not at the forefront of our actions and the decisions we make on a daily basis, OSHA, DNR, IDNR, or the EPA could step in and shutdown the facility and thus take away this freedom.

Recently, our team was recognized for its safety efforts by three parties:

• HES received the Award of Merit for being in the top 25% (12th to be exact) of the 67-plant member group from ERI Solutions. This is the third time in the past 4 years HES has received this award. In 2013, HES received the Award of Excellence for being in the top 10% of the group.

• HES received the Canadian Pacific Safe Shipper Award for the fifth year in a row. To qualify for this award, a facility must have shipped more than 500 freight carload shipments of regulated chemicals or hazardous material on the CP railway without a non-accidental release incident in the previous calendar year.

• HES was awarded a Hazard Control Excellence Award from the Iowa Illinois Safety Council for its efforts in not only identifying potential hazards but also successfully mitigating them.

—Kyle Guertin, EH&S Coordinator

Meet your team members

Becky Woller, Financial Accountant

Q. What do you like most about working at Homeland?

A. The first thing that impressed me about Homeland, and the ethanol industry in general, is how great it is for local economies. We are decreasing dependence on foreign oil while using a renewable resource. I was also impressed that we use the entire kernel of corn in the process. What isn't used for ethanol is made into corn oil and feed by-products that is sold back to farmers or turned into more bio-fuels. It is an amazing process! Homeland specifically is a great company to work for because of its employee support. Homeland is very family-oriented, and we really rally around each other in times of need.

Q. Tell us about your background.

A. I was born and raised in north-central Wisconsin and graduated from University of Wisconsin–Stevens Point with a bachelor of science degree in managerial accounting and business administration. I have held various accounting jobs in the banking, medical dictation systems, payroll processing, and personal income tax industries.



Q. Tell us about your family.

A. Most of my family lives in north-central Wisconsin, so I travel there often. My son, Uriah, is 15 and will be a sophomore at Sumner-Fredericksburg High School. My daughter, Tori, is 13 and will be a freshman. I keep busy going to their activities including cross country, volleyball, speech and music.

Q. Any hobbies or interests?

A. I've been involved with the Fredericksburg Friends of the Library for four years and as treasurer for the last three years. I am treasurer for the Sumner-Fredericksburg Friends of Music. This winter I will finish classes for my MBA with a specialty in accounting. I am also a substitute pianist at my church and enjoy traveling and cheering on my favorite sports teams.